AMENDMENT NO. 5 TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 5 TO SECOND AMENDED AND RESTATED
CREDIT AGREEMENT (this "Amendment") is entered into as of February 12, 2018, by and among TITAN MACHINERY INC., a Delaware corporation ("Borrower"), the Lender parties hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the "Agent").

WHEREAS, Borrower, the Lenders and Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of October 28, 2015 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement");

WHEREAS, Borrower has requested that Agent and the Lenders amend the Credit Agreement as set forth herein, and Agent and the Lenders have agreed to the foregoing, on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

2.Amendments to Credit Agreement. In reliance upon the representations and warranties of each Loan Party set forth in Section 7 below and subject to the satisfaction of the conditions to effectiveness set forth in Section 6 below, the Credit Agreement is amended as follows:

(a)Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans ("Revolving Loans") to Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i)	such Lender's Revolver Commitment, or
(ii)     such Lender's Pro Rata Share of an amount equal to
the lessor of:
(A)    the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Revolver Swing Loans outstanding at such time, and

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(B)    the amount equal to (1) the Revolver Borrowing Base as of such date (based upon the most recent Revolver Borrowing Base Certificate delivered by Borrower to Agent) less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Revolver Swing Loans outstanding at such time.

(b)Section 2.2(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Floorplan Lender agrees (severally, not jointly or jointly and severally) to make revolving floorplan loans ("Floorplan Loans") to Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i)	such Lender's Floorplan Commitment, or
(ii)     such Lender's Pro Rata Share of an amount equal to
the lessor of:
(A)    the amount equal to (1) the Maximum Floorplan Amount less (2) the principal amount of Floorplan Swing Loans outstanding at such time, and

(B)    the amount equal to (1) the Floorplan Borrowing Base as of such date (based upon the most recent Floorplan Borrowing Base Certificate delivered by Borrower to Agent) less (2) the principal amount of Floorplan Swing Loans outstanding at such time.

(c)Section 2.6(b) of the Credit Agreement is hereby amended to replace the phrase to "(for the ratable benefit of the Floorplan Lenders)" set forth therein with the phrase "(for the ratable benefit of the Revolver Lenders)".

(d)Section 2.10(c) of the Credit Agreement is hereby amended to amend and restate the final proviso set forth therein in its entirety as follows:

provided, further, that Borrower shall be obligated to reimburse Agent for a second field examination and a third Collateral appraisal performed in any calendar year if any Reporting Period occurs during such calendar year.

(e)Section 2.11(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the    Letter    of    Credit    Usage    would    exceed
$40,000,000, or
(ii)the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolver Loans (including Revolver Swing Loans), or

(iii)the Letter of Credit Usage would exceed the Revolver Borrowing Base at such time less the outstanding principal balance of Revolver Loans (inclusive of Revolver Swing Loans) at such time.

(f)Section 2.11(d) of the Credit Agreement is hereby amended to replace each reference to "Floorplan Loan", "Floorplan Loans", "Floorplan Lender" and "Floorplan Lenders" set forth therein with a reference to "Revolver Loan", "Revolver Loans", "Revolver Lender" and "Revolver Lenders", respectively.

(g)Section 2.11(e) of the Credit Agreement is hereby amended to replace each reference to "Floorplan Loan", "Floorplan Loans", "Floorplan Lender" and "Floorplan Lenders" set forth therein with a reference to "Revolver Loan", "Revolver Loans", "Revolver Lender" and "Revolver Lenders", respectively.

(h)Schedule 1.1 to the Credit Agreement is hereby amended to insert the following new defined terms in their appropriate alphabetical order:

"Debt Maturity Reserve Period" has the meaning set forth in the definition of Maturity Date.

"Fifth Amendment" means that certain Amendment No. 5 to Second Amended and Restated Credit Agreement, dated as of the Fifth Amendment Effective Date, by and among Borrower, the Lenders party thereto and Agent.

"Fifth Amendment Effective Date" means February 12, 2018.

"Liquidity" means, as of any date of determination, the sum of Excess Availability plus Qualified Cash; provided, that, for purposes of determining Liquidity in respect of the applicable tests in any Financial Covenant Period, the Maturity Date and any Reporting Period, no more than 50% of such determination of Liquidity may be predicated on Qualified Cash (it being agreed and understood that at least 50% of such determination shall be predicated on Excess Availability).

"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries that is in Deposit Accounts subject of a Control Agreement and is maintained by a branch office of the bank located within the United States.

"Reporting Period" means any time on which (i) during any Debt Maturity Reserve Period, Liquidity is less than the Reporting Threshold Amount, and (ii) at all other times, Adjusted Excess Availability is less than the Reporting Threshold Amount.

(i)The defined terms "Applicable Margin", "Financial Covenant Period", "Floorplan Usage", "Letter of Credit Collateralization" "Maturity Date", "Maturity Testing Date" and "Revolver Usage" set forth in Schedule 1.1 to the Credit Agreement are hereby amended and restated in their entirety as follows:

"Applicable Margin" means , as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Adjusted Excess Availability of Borrower for the most recently completed fiscal quarter; provided, that for the period from the Fifth Amendment Effective Date through and including July 31, 2018, the Applicable Margin shall be set at the margin in the row styled "Level III"; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled "Level IV":

Level	Average Adjusted Excess Availability	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to LIBOR Rate Loans (the "LIBOR Rate Margin")
I	> $150,000,000	0.75%	1.75%
II	< $150,000,000 and > $100,000,000	1.00%	2.00%
III	< $100,000,000 and > $50,000,000	1.25%	2.25%
IV	< $50,000,000	1.50%	2.50%

The Applicable Margin shall be re-determined as of the first day of each fiscal quarter of Borrower.

"Financial Covenant Period" means a period which shall commence on any date (the "Commencement Date") on which (i) during any Debt Maturity Reserve Period, Liquidity is less than the Covenant/Dominion Threshold Amount and shall continue until the last day of the first month after the Commencement Date in which Liquidity is greater than or equal to the Covenant/Dominion Threshold Amount for a period of ninety (90) consecutive days, and (ii) at all other times, Adjusted Excess Availability is less than the

Covenant/Dominion Threshold Amount and shall continue until the last day of the first month after the Commencement Date in which Adjusted Excess Availability is greater than or equal to the Covenant/Dominion Threshold Amount for a period of ninety (90) consecutive days.

"Floorplan Usage" means, as of any date of determination, the amount of outstanding Floorplan Loans (inclusive of Floorplan Swing Loans and Floorplan Protective Advances).

"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolver Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries' rights under the Letters of Credit, or
(c)providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

"Maturity Date" means the earlier of (i) October 28, 2020 (the "Scheduled Maturity Date") and (ii) the date that is three (3) months prior to the scheduled maturity of the Existing Notes; provided that if, (a) on the Maturity Testing Date, (1) the Fixed Charge Coverage Ratio for the 12 month period most recently ended prior to Maturity Testing Date for which Agent has received financial statements of Borrower pursuant to Schedule 5.1 is at least 1.1 to 1.0 (calculated based on actual results without, for the avoidance of doubt, giving any pro forma effect to payment in full of the Existing Notes as constituting a Fixed Charge), and (2) Liquidity (determined on a pro forma basis reflecting payment in full of the Existing Notes) is greater than twenty percent (20%) of the Maximum Credit Amount, then (b)(1) the Maturity Date shall be the Scheduled Maturity Date and (2) Agent shall establish a Reserve against the Revolver Borrowing Base, the Maximum Revolver Amount, the Floorplan Borrowing Base and/or the Maximum Floorplan Amount in an amount equal to the aggregate amount necessary to repay in full the Existing Notes on their scheduled maturity date, which Reserve will be released on such scheduled maturity date solely to permit Borrower to repay the Existing Notes in full (any period during which the reserved described above has been established shall be referred to herein as a "Debt Maturity Reserve Period").

"Maturity Testing Date" means the date that is three (3) months prior to the scheduled maturity of the Existing Notes.

"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Revolver Swing Loans and Revolver Protective Advances), plus (b) the amount of the Letter of Credit Usage.

(j)    The defined term "EBITDAR" set forth in Schedule 1.1 to the Credit Agreement is hereby amended to delete the "and" at the end of clause (b)(iii) thereof, insert the word "and" at the end of clause (b)(iv) thereof, and insert a new clause (b)(v) in the definition thereof as follows:

(v) net gains resulting from the sale or disposition of any fixed assets comprising Capital Expenditures or Rental Fleet Equipment,

(k)    The defined term "EBITDAR" set forth in Schedule 1.1 to the Credit Agreement is hereby further amended to delete the "and" at the end of clause (c)(xiv) thereof, insert the word "and" at the end of clause (c)(xv) thereof, and insert a new clause (c)(xvi) in the definition thereof as follows:

(xvi) net non-cash losses resulting from the sale or disposition of any fixed assets comprising Capital Expenditures or Rental Fleet Equipment,

(l)    The defined term "Permitted Intercompany Advances" set forth in Schedule 1.1 to the Credit Agreement is hereby amended to replace the reference to "$110,000,000" set forth in clause (d) of the definition thereof with a reference to "$120,000,000".

(m)    The defined term "Revolver Borrowing Base" set forth in Schedule 1.1 to the Credit Agreement is hereby amended to replace the reference to "20%" set forth in the last sentence thereof with respect to the Eligible Rental Equipment sublimit with a reference to "25%".

(n)    Schedule 5.2 of the Credit Agreement is hereby amended to amend and restate the first row of the table set forth therein with respect to monthly and, if applicable, weekly reporting items in its entirety as follows:

Monthly (no later than the 25th day of each month) or, during any Reporting Period, weekly (no later than the 3rd Business Day of each week, as of the prior Friday)
(a) an Account roll-forward of the Loan Parties with supporting details supplied from sales journals, collection journals, credit registers and any other records, together with a reconciliation of Accounts to the beginning and ending account receivable balances of Borrower's general ledger and monthly financial statements including any book reserves related thereto,

(b) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower's and the other Loan Parties' Accounts, and

(c) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time.

(d) Inventory system/perpetual reports specifying the cost (defined to be the lower or cost or market) of Borrower's and the other Loan Parties' Inventory, by category, with additional detail showing additions to and deletions therefrom (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting).

(e) an executed Aggregate Borrowing Base Certificate, Floorplan Borrowing Base Certificate and Revolver Borrowing Base Certificate,

(f) a detailed aging, by total, of the Loan Parties' Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),

(g) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrower has not implemented electronic reporting.

(h) a detailed Inventory system/perpetual report together with a reconciliation to Borrower's general ledger accounts and its monthly financial statements including any book reserves related thereto (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),

(i) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrower has not implemented electronic reporting,

(j) a summary aging, by vendor, of Borrower's and the other Loan Parties' accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting) and an aging, by vendor, of any held checks,

(k) a detailed report regarding Borrower's and its Subsidiaries' cash and Cash Equivalents,

(l) a reconciliation of trade accounts payable of Borrower's general ledger accounts to its monthly financial statements including any book reserves related thereto.

(m) copies of the current borrowing base certificate and supporting schedules for the Agricredit Floorplan Indebtedness and a list identifying all Inventory of Borrower and its Subsidiaries against which Agricredit has made advances, and

(n) copies of the current borrowing base certificate and supporting schedules for the CNH Floorplan Indebtedness and a list identifying all Inventory of Borrower and its Subsidiaries against which CNH has made advances, all Inventory and its Subsidiaries that has become "Paid in Full" and the outstanding amount of the "CNH Parts Debt".

3.Continuing Effect. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

4.Reaffirmation and Confirmation. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents, in each case as amended, supplemented or otherwise modified by this Amendment, to which it is a party represent the valid, enforceable and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed in all respects by each Loan Party.

5.Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of the following conditions precedent:

(a)Agent shall have received a copy of this Amendment executed and delivered by Agent, the Issuing Bank, the Required Lenders and Borrower; and

(b)	no Default or Event of Default shall have occurred and be continuing.

6.Representations and Warranties. In order to induce Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and the Lenders that:

(a)all representations and warranties contained in the Loan Documents to which any Loan Party is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment (except to the extent that such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);

(b)	no Default or Event of Default has occurred and is continuing; and

(c)this Amendment and the Loan Documents, as modified hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against each Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.

7.Release. In consideration of the agreements of Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party hereby releases and forever discharges Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, affiliates, subsidiaries, successors and permitted assigns from any and all liabilities, obligations, actions, contracts, claims, causes of action, damages, demands, costs and expenses whatsoever (collectively "Claims"), of every kind and nature, however evidenced or created, whether known or unknown, arising prior to or on the date of this Amendment including, but not limited to, any Claims involving the extension of credit under or administration of this Amendment, the Credit Agreement or the Loan Documents, as each may be amended, or the obligations, liabilities and/or indebtedness incurred by Borrower or any other transactions evidenced by this Amendment, the Credit Agreement or the Loan Documents.

8.	Miscellaneous.

(a)Expenses. Each Loan Party acknowledges and agrees that Section 15.7 of the Credit Agreement applies to this Amendment and the transactions, agreements and documents contemplated hereunder.

(b)Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.

(c)Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWER:

TITAN MACHINERY INC.

By: _/s/ MARK KALVODA___
Name: Mark Kalvoda
Title: Chief Financial Officer

Signature Page to Amendment No. 5 to Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Agent, as a Lender and as Issuing Bank

By: /s/ LAURA WHEELAND
Name: Laura Wheeland
Title: Vice President

Signature Page to Amendment No. 5 to Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.,
    as a Lender

By: /s/ CARLOS GILL
Name: Carlos Gill
Title: Senior Vice President

Signature Page to Amendment No. 5 to Second Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ DENNIS CLOUD
Name: Dennis Cloud
Title: Vice President

Signature Page to Amendment No. 5 to Second Amended and Restated Credit Agreement

REGIONS BANK,
as a Lender

By: /s/ DARIUS SUTRINAITIS
Name: Darius Sutrinaitis
Title: Vice President

Signature Page to Amendment No. 5 to Second Amended and Restated Credit Agreement

COMPASS BANK,
as a Lender

By: /s/ JASON NICHOLS
Name: Jason Nichols
Title: Senior Vice President

Signature Page to Amendment No. 5 to Second Amended and Restated Credit Agreement

SIEMENS FINANCIAL SERVICES, INC.,
as a Lender

By: /s/ MARK SCHAFER
Name: Mark Schafer
Title: Vice President

By: /s/ JOHN FINORE
Name: John Finore
Title: Vice President

Signature Page to Amendment No. 5 to Second Amended and Restated Credit Agreement

WOODFOREST NATIONAL BANK,
as a Lender

By: /s/ JOHN RIMBO
Name: John Rimbo
Title: First Vice President

Signature Page to Amendment No. 5 to Second Amended and Restated Credit Agreement

AGCOUNTRY FARM CREDIT SERVICES, PCA,
as a Lender

By: /s/ NICOLE SCHWARTZ
Name: Nicole Schwartz
Title: Vice President

Signature Page to Amendment No. 5 to Second Amended and Restated Credit Agreement